Exhibit 99.1

Phio Pharmaceuticals Announces Positive Safety Monitoring Committee Recommendation to Advance INTASYL® PH-762 Skin Cancer Study to Fourth Dose Escalation Cohort

-Phio’s lead clinical siRNA compound PH-762 demonstrates supportive safety profile in third cohort, permitting escalation in next dose concentration

Marlborough, Massachusetts-(Newsfile Corp.-April 9, 2025) — Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® siRNA gene silencing technology to eliminate cancer. Phio announced today that the Safety Monitoring Committee (SMC) recommended dose escalation in Phio’s Phase 1b clinical trial (NCT 06014086) for Phio’s lead product candidate, PH-762.

Phio’s Phase 1b clinical trial is a multi-center, dose-escalating trial designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in cutaneous squamous cell carcinoma, melanoma, or Merkel cell carcinoma. This trial assesses the tumor response and determines the recommended dose for further study of PH-762. In the third cohort of this trial, three patients with cutaneous squamous cell carcinoma were enrolled. For these patients, injections were well tolerated with no serious adverse events and there were no dose-limiting toxicities. Pathology results related to efficacy of PH-762 in the third cohort are forthcoming.

“We are impressed with the continuing safety profile of PH-762 having now progressed through the first 3 escalating doses,” said Mary Spellman, MD, Phio’s acting Chief Medical Officer.

Previously, seven patients diagnosed with cutaneous carcinomas were treated in dose cohorts 1 and 2. The second cohort enrolled a total of 4 patients who were diagnosed with cutaneous squamous cell carcinoma. At Day 36 (tumor excision) in the second cohort, two patients had a complete response (100% tumor clearance), and one patient had a partial response (90% clearance). All three patients in cohort 1 and one patient in cohort 2 maintained stable disease.

“We are optimistic that the clinical trial will continue to demonstrate that PH-762 may present a viable non-surgical alternative to existing modes of therapy for skin cancer” said Robert Bitterman, President and CEO of Phio Pharmaceuticals.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biopharmaceutical company advancing its proprietary INTASYL® siRNA gene silencing technology to eliminate cancer. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The on-going Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

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Forward Looking Statements

 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

 These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

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